EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on this Form S-8 pertaining to the Fifth Amended and Restated 1997 Stock Incentive Plan of TeleCommunication Systems, Inc. of our reports dated March 8, 2007, with respect to the consolidated financial statements and schedule of TeleCommunication Systems, Inc. and subsidiaries, TeleCommunication Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TeleCommunication Systems, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
July 19, 2007